Exhibit 99.1
FOR IMMEDIATE RELEASE

Heidrick & Struggles Continues to Deliver Record Results

Net Revenue of $260 Million Climbs 79% Year over Year and 34% Sequentially

Successful BTG Acquisition Posts Stronger-than-Anticipated Revenue Growth

Record First Half 2021 EPS

Company Guides to Record Q3 Net Revenue

CHICAGO, July 26, 2021 -- Heidrick & Struggles International, Inc. (Nasdaq: HSII) (“Heidrick & Struggles” or the “Company”), today announced financial results for its second quarter ended June 30, 2021.

Second Quarter Highlights:

•Record net revenue (revenue before reimbursements) of $260.0 million increased $114.4 million, or 78.6%, from the 2020 second quarter and grew $66.3 million, or 34.2%, from the 2021 first quarter.
•Operating income of $28.7 million includes an anticipated restructuring charge of $3.2 million.
•Adjusted operating income more than tripled to $31.9 million with adjusted operating margin up 610 basis points to 12.3%.
•Net income of $20.8 million and diluted earnings per share of $1.03, before restructuring charge.
•Adjusted net income and adjusted diluted earnings per share tripled to $22.9 million and $1.14, respectively, over last year’s second quarter.
•General and administrative expenses improved to 10.5% of revenue compared to 21.2% of revenue from last year’s second quarter, an improvement of $3.5 million.
•Adjusted EBITDA of $37.6 million more than doubled and adjusted EBITDA margin increased 590 basis points to 14.4% from the 2020 second quarter.
•Established a newly branded reporting segment – On-Demand Talent – to reflect the acquisition of Business Talent Group ("BTG") and entry into this high growth segment of the market.
•Renewed and extended credit facility to July 2026; expanded credit facility to $200 million with an option to increase up to $275 million with the same terms as previous credit facility; further strengthens the balance sheet for future growth.

“We are proud of our accomplishments and the breadth of our rebound as evidenced by our record second quarter performance, delivering robust revenue and profitability growth both sequentially and over the prior year. Results were driven by strong contributions from all regions and lines of business,” stated Heidrick & Struggles’ President and Chief Executive Officer, Krishnan Rajagopalan. “While we see a number of positive market trends underway, we recognize that many of our clients and communities around the world continue to navigate through the pandemic. We remain vigilant and are closely monitoring the situation as we advise our clients through the difficult challenges while positioning them to meet the new opportunities of a post-pandemic world.”

Mr. Rajagopalan continued, “Across our business – Executive Search, Heidrick Consulting and On-Demand Talent – our global team is strongly executing on all aspects of our strategy. Moving forward, we are building on these successes while continuing to invest to drive client offerings in unique spaces with significant opportunity for further growth and diversification. Our recently completed acquisition of BTG catapults our firm into the high growth on-demand talent segment of the market and allows us to bring another talent solution to our clients, which strongly complements our portfolio of leadership advisory and talent services. We will continue to make targeted investments in tech-driven offerings to support future growth and shareholder value.”

Exhibit 99.1
2021 Second Quarter Results

Record consolidated net revenue of $260.0 million grew $114.4 million, or 78.6%compared to $145.6 million in the 2020 second quarter. Excluding the impact of exchange rate fluctuations, which positively impacted results by $7.3 million, consolidated net revenue increased $107.1 million or 73.5%. Net revenue growth was driven by all regions in Executive Search, Heidrick Consulting and On-Demand Talent.

Executive Search net revenue increased 67.1%, or $90.0 million, to $224.1 million compared to $134.2 million in the 2020 second quarter. Excluding the impact of exchange rate fluctuations, which positively impacted results by $6.6 million, or 3.1%, Executive Search net revenue increased $83.3 million. Net revenue increased 73.7% in the Americas (73.1% on a constant currency basis), 49.1% in Europe (35.0% on a constant currency basis) and 65.9% in Asia Pacific (56.3% on a constant currency basis). All industry practices exhibited growth over the prior year.

The Company had 369 Executive Search consultants at June 30, 2021 compared to 394 at June 30, 2020 and 373 at March 31, 2021. Productivity, as measured by annualized Executive Search net revenue per consultant, was $2.4 million compared to $1.4 million in the 2020 second quarter. The average revenue per executive search was $132,700 compared to $141,500 a year earlier, while the number of confirmed searches reached a new record for the Company and increased 78.0% compared to the year-ago period.

Heidrick Consulting net revenue was grew $5.7 million or 49.6% to $17.1 million compared to $11.4 million in the 2020 second quarter. Excluding the impact from exchange rate fluctuations, which positively impacted revenue by $0.6 million, or 3.9%, Heidrick Consulting net revenue increased $5.0 million. The Company had 65 Heidrick Consulting consultants at June 30, 2021 compared to 68 at June 30, 2020 and 64 at March 31, 2021.

On-Demand Talent, a new business segment, generated net revenue of $18.7 million which exceeded the Company’s expectations.

Consolidated salaries and benefits were $186.1 million compared to $104.7 million in the 2020 second quarter. Fixed compensation expense increased by $8.5 million, primarily due to increases in base salaries and payroll taxes, stock compensation, talent acquisition and retention costs, retirement and benefits, and separation, partially offset by fair value adjustments to the deferred compensation plan and the elimination of certain consultant deferred bonus programs. Variable compensation increased $72.9 million, primarily due to the record revenue performance in the quarter. Salaries and benefits expense was 71.6% of net revenue for the quarter compared to 71.9% in the 2020 second quarter and 73.0% in the 2021 first quarter.

General and administrative expenses improved by 11.3%, or $3.5 million, to $27.4 million from $30.8 million in the 2020 second quarter, primarily due to office occupancy, professional services and bad debt partially offset by increases in intangible amortization associated with BTG, information technology, and travel and entertainment. As a percentage of net revenue, general and administrative expenses were 10.5% compared to 21.2% in the 2020 second quarter and 14.9% in the 2021 first quarter.

The Company’s new cost of services expense category was $14.7 million compared to $1.1 million in the 2020 second quarter. Cost of services expense consists of third-party contractor costs related to the delivery of various services and products, primarily in the new On-Demand Talent business segment established with the recent acquisition of BTG.

The Company recorded a restructuring charge of $3.2 million in the 2021 second quarter primarily related to the timing of office closures associated with the Company’s real estate strategy. In the 2020 second quarter, the Company recorded a $33.0 million non-cash goodwill impairment charge. Including the charges in both periods, operating income was $28.7 million compared to an operating loss of $24.0 million in the 2020 second quarter. Operating margin was 11.0% in the 2021 second quarter compared to (16.5)% in the 2020 second quarter. Excluding the restructuring charge, adjusted operating income was $31.9 million compared to $9.0 million and adjusted operating margin was 12.3% compared to 6.2%. Adjusted EBITDA in the 2021 second quarter was $37.6 million compared to $12.4 million in the 2020 second quarter. Adjusted EBITDA margin was 14.4% compared to 8.5%.

Exhibit 99.1
Net income in the 2021 second quarter was $20.8 million and diluted earnings per share was $1.03 with an effective tax rate of 34.6%. This compares to net loss of $25.7 million and diluted loss per share of $1.33 with an effective tax rate of (21.1)% in last year’s second quarter. Excluding the previously mentioned restructuring and goodwill impairment charges in both periods, adjusted net income was $22.9 million compared to $7.2 million and adjusted diluted earnings per share was $1.14 compared to $0.37.

Net cash provided by operating activities was $90.3 million in the 2021 second quarter compared to $40.8 million in the 2020 second quarter. Cash, cash equivalents and marketable securities, net of debt, at June 30, 2021 were $237.8 million, compared to $336.5 million at December 31, 2020, and $287.8 million at June 30, 2020. The Company’s cash position typically builds throughout the year as employee bonuses are accrued, mostly to be paid out in the first quarter.

2021 Six Months Results

For the six months ended June 30, 2021 consolidated net revenue was $453.6 million compared to $317.1 million in the first six months of 2020. Excluding the impact of exchange rate fluctuations, which positively impacted results by 2.7%, or $12.0 million, consolidated net revenue increased 39.3% or $124.6 million.

Executive Search net revenue in the first six months of 2021 increased 39.4%, or $114.1 million, to $403.8 million from $289.6 million in the first six months of 2020. Excluding the impact of exchange rate fluctuations, which positively impacted results by 2.8%, or $10.9 million, net revenue increased $103.2 million. Net revenue increased 42.5% in the Americas (or 42.4% on a constant currency basis), increased 30.6% in Europe (increased 19.2% on a constant currency basis), and increased 38.9% in Asia Pacific (increased 30.6% on a constant currency basis). All industry practices exhibited growth over the prior year. Productivity was $2.2 million for the first six months of 2021 compared to $1.5 million in the first six months of 2020. The average revenue per executive search was $123,100 in the first six months of 2021 compared to $128,300 the same period in 2020, while confirmations increased 45.3%.

Heidrick Consulting net revenue in the first six months of 2021 increased 13.4%, or $3.7 million, to $31.2 million from $27.5 million in the first six months of 2020. Excluding the impact of exchange rate fluctuations, which positively impacted results by 3.5%, or $1.1 million, Heidrick Consulting revenue increased 9.6%, or $2.6 million.

On-Demand Talent net revenue was $18.7 million.

Operating income for the first six months of 2021 was $48.3 million compared to operating loss of $5.8 million in the same period of 2020. The operating margin was 10.7% compared to (1.8)% in the first six months of 2020. Excluding the restructuring and goodwill impairment charges recorded in 2021 and 2020 year-to-date periods, respectively, adjusted operating income for the first six months of 2021 was $55.4 million compared to $27.1 million and the adjusted operating margin was 12.2% compared to 8.6%. Adjusted EBITDA for the first six months of 2021 was $66.5 million and adjusted EBITDA margin was 14.7%, compared to adjusted EBITDA of $36.1million and adjusted EBITDA margin of 11.4% for the same period in 2020.

Net income for the first six months of 2021 was $35.6 million and diluted earnings per share was $1.76, with an effective tax rate of 34.7%. This compares to a net loss of $17.1 million and diluted loss per share of $0.89 in the first six months of 2020, with an effective tax rate of (149.0)%. Excluding the restructuring and goodwill impairment charges, adjusted net income was $40.3 million with adjusted diluted earnings per share of $2.00 compared to $15.9 million and $0.81 in the prior year. The adjusted effective tax rate was 34.6% in 2021 compared to 39.1% in 2020.

New Credit Facility

On July 13, 2021, the Company further strengthened its balance sheet for future growth by renewing and extending its credit facility to July 2026. This Agreement provides for a senior unsecured revolving credit facility in an aggregate amount of $200 million, with an option to increase up to $275 million in aggregate principal amount, subject to the lenders’ approval and provided the company is in compliance with certain conditions of the Agreement. Prior to this Agreement, the Company had a $175 million revolving credit facility, with an option to increase up to $250 million. The facility was led by Bank of America and Truist Bank, supported further by HSBC Bank.

Exhibit 99.1
Dividend

The Board of Directors declared a 2021 third quarter cash dividend of $0.15 per share payable on August 20, 2021 to shareholders of record at the close of business on August 6, 2021.

2021 Third Quarter Outlook

The Company expects 2021 third quarter consolidated net revenue of between $245 million and $255 million, while acknowledging the continued fluidity of the COVID-19 pandemic that may impact quarterly results. In addition, this outlook is based on the average currency rates in June 2021 and reflects, among other factors, management's assumptions for the anticipated volume of new Executive Search confirmations, Heidrick Consulting assignments, On-Demand Talent projects and the current backlog, consultant productivity, consultant retention, and the seasonality of its business.

Quarterly Webcast and Conference Call

Heidrick & Struggles will host a conference call to review its 2021 second quarter results today, July 26 at 5:00 pm Eastern Time. Participants may access the Company’s call and supporting slides through its website at www.heidrick.com or by dialing (866) 211-4120, conference ID# 7626859. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world's top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are adjusted operating income, adjusted operating income margin, adjusted net income, adjusted basic and diluted earnings per share, adjusted effective tax rate, adjusted EBITDA, adjusted EBITDA margin and impacts of foreign currency on current period results using prior period translation rates. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors. Reconciliations of these non-GAAP financial measures with the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

Adjusted operating income reflects the exclusion of restructuring charges and goodwill impairment.

Adjusted operating income margin refers to adjusted operating income as a percentage of net revenue in the same period.

Exhibit 99.1
Adjusted net income and adjusted diluted earnings per share reflect the exclusion of restructuring charges and goodwill impairment, net of tax.

Adjusted effective tax rate reflects the exclusion of restructuring charges and goodwill impairment, net of tax.

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, equity-settled stock compensation expense, earnout accretion, contingent compensation related to acquisitions, restructuring charges, goodwill impairment and other non-operating income (expense).

Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net revenue in the same period.

The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in a local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly-titled measures used by other companies.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, the impacts, direct and indirect, of the COVID-19 pandemic (including the emergence of variant strains) on our business, our consultants and employees, and the overall economy; leadership changes, our ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; the fact that our net revenue may be affected by adverse economic conditions; our clients’ ability to restrict us from recruiting their employees; the aggressive competition we face; our heavy reliance on information management systems; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; social, political, regulatory and legal risks in markets where we operate; any challenges to the classification of our on-demand talent as independent contractors; the impact of foreign currency exchange rate fluctuations; the fact that we may not be able to align our cost structure with net revenue; unfavorable tax law changes and tax authority rulings; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to execute and integrate future acquisitions; the fact that we have anti-takeover provisions that make an acquisition of us difficult and expensive; our ability to access additional credit; and the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to our systems, networks, solutions, services and data. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2020, under the heading "Risk Factors" in Item 1A, as updated in Part II, Item 1A or this report. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 99.1
Contacts:

Investors & Analysts:
Suzanne Rosenberg - Vice President, Investor Relations
+1 212 551 0554, srosenberg@heidrick.com

Media:
Nina Chang – Vice President, Corporate Communications

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2021	2020	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$259,981	$145,603	$114,378	78.6%
Reimbursements	1,254	2,232	(978)	(43.8)%
Total revenue	261,235	147,835	113,400	76.7%

Operating expenses
Salaries and benefits	186,054	104,658	81,396	77.8%
General and administrative expenses	27,353	30,846	(3,493)	(11.3)%
Cost of services	14,675	1,115	13,560	NM
Impairment charges	—	32,970	(32,970)	NM
Restructuring charges	3,193	—	3,193	NM
Reimbursed expenses	1,254	2,232	(978)	(43.8)%
Total operating expenses	232,529	171,821	60,708	35.3%

Operating income (loss)	28,706	(23,986)	52,692	NM

Non-operating income (expense)
Interest, net	35	(339)
Other, net	3,033	3,076
Net non-operating income	3,068	2,737

Income (loss) before income taxes	31,774	(21,249)

Provision for income taxes	11,009	4,484

Net income (loss)	20,765	(25,733)

Other comprehensive income, net of tax	5	1,501

Comprehensive income (loss)	$20,770	$(24,232)

Weighted-average common shares outstanding
Basic	19,510	19,298
Diluted	20,115	19,298

Earnings (loss) per common share
Basic	$1.06	$(1.33)
Diluted	$1.03	$(1.33)

Salaries and benefits as a % of net revenue	71.6%	71.9%
General and administrative expenses as a % of net revenue	10.5%	21.2%
Cost of services as a % of net revenue	5.6%	0.8%
Operating margin	11.0%	(16.5)%

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$453,637	$317,084	$136,553	43.1%
Reimbursements	2,329	5,598	(3,269)	(58.4)%
Total revenue	455,966	322,682	133,284	41.3%

Operating expenses
Salaries and benefits	327,417	225,747	101,670	45.0%
General and administrative expenses	54,721	62,223	(7,502)	(12.1)%
Cost of services	16,131	1,978	14,153	NM
Impairment charges	—	32,970	(32,970)	NM
Restructuring charges	7,054	—	7,054	NM
Reimbursed expenses	2,329	5,598	(3,269)	(58.4)%
Total operating expenses	407,652	328,516	79,136	24.1%

Operating income (loss)	48,314	(5,834)	54,148	NM

Non-operating income (expense)
Interest, net	117	340
Other, net	6,115	(1,359)
Net non-operating income (expense)	6,232	(1,019)

Income (loss) before income taxes	54,546	(6,853)

Provision for income taxes	18,949	10,214

Net income (loss)	35,597	(17,067)

Other comprehensive loss, net of tax	(688)	(2,245)

Comprehensive income (loss)	$34,909	$(19,312)

Weighted-average common shares outstanding
Basic	19,449	19,245
Diluted	20,197	19,245

Earnings (loss) per common share
Basic	$1.83	$(0.89)
Diluted	$1.76	$(0.89)

Salaries and benefits as a % of net revenue	72.2%	71.2%
General and administrative expenses as a % of net revenue	12.1%	19.6%
Cost of services as a % of net revenue	3.6%	0.6%
Operating margin	10.7%	(1.8)%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2021	2020	$ Change	% Change	2021 Margin[1]	2020 Margin[1]
Revenue
Executive Search
Americas	$147,390	$84,840	$62,550	73.7%
Europe	44,909	30,124	14,785	49.1%
Asia Pacific	31,834	19,190	12,644	65.9%
Total Executive Search	224,133	134,154	89,979	67.1%
On-Demand Talent	18,719	—	18,719	NM
Heidrick Consulting	17,129	11,449	5,680	49.6%
Revenue before reimbursements (net revenue)	259,981	145,603	114,378	78.6%
Reimbursements	1,254	2,232	(978)	(43.8)%
Total revenue	$261,235	$147,835	$113,400	76.7%

Operating income (loss)
Executive Search
Americas[2]	$34,594	$23,102	$11,492	49.7%	23.5%	27.2%
Europe[3]	3,979	(23,067)	27,046	117.2%	8.9%	(76.6)%
Asia Pacific[4]	4,385	(7,329)	11,714	159.8%	13.8%	(38.2)%
Total Executive Search	42,958	(7,294)	50,252	NM	19.2%	(5.4)%
On-Demand Talent	153	—	153	NM	0.8%	—%
Heidrick Consulting[5]	(3,631)	(8,321)	4,690	56.4%	(21.2)%	(72.7)%
Total segments	39,480	(15,615)	55,095	352.8%	15.2%	(10.7)%
Global Operations Support[6]	(10,774)	(8,371)	(2,403)	(28.7)%	(4.1)%	(5.7)%
Total operating income (loss)	$28,706	$(23,986)	$52,692	219.7%	11.0%	(16.5)%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes restructuring charges of $3.1 million for the three months ended June 30, 2021.
3 Includes restructuring reversals of less than $0.1 million for the three months ended June 30, 2021. Includes goodwill impairment charges of $24.5 million for the three months ended June 30, 2020.
4 Includes goodwill impairment charges of $8.5 million for the three months ended June 30, 2020.
5 Includes restructuring charges of $0.3 million for the three months ended June 30, 2021.
6 Includes restructuring reversals of $0.1 million for the three months ended June 30, 2021.

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020	$ Change	% Change	2021 Margin[1]	2020 Margin[1]
Revenue
Executive Search
Americas	$263,896	$185,141	$78,755	42.5%
Europe	82,552	63,206	19,346	30.6%
Asia Pacific	57,303	41,260	16,043	38.9%
Total Executive Search	403,751	289,607	114,144	39.4%
On-Demand Talent	18,719	—	18,719	NM
Heidrick Consulting	31,167	27,477	3,690	13.4%
Revenue before reimbursements (net revenue)	453,637	317,084	136,553	43.1%
Reimbursements	2,329	5,598	(3,269)	(58.4)%
Total revenue	$455,966	$322,682	$133,284	41.3%

Operating income (loss)
Executive Search
Americas[2]	$60,850	$48,834	$12,016	24.6%	23.1%	26.4%
Europe[3]	8,519	(20,018)	28,537	142.6%	10.3%	(31.7)%
Asia Pacific[4]	8,529	(4,827)	13,356	276.7%	14.9%	(11.7)%
Total Executive Search	77,898	23,989	53,909	224.7%	19.3%	8.3%
On-Demand Talent	153	—	153	NM	0.8%	—%
Heidrick Consulting[5]	(8,341)	(12,413)	4,072	32.8%	(26.8)%	(45.2)%
Total segments	69,710	11,576	58,134	502.2%	15.4%	3.7%
Global Operations Support[6]	(21,396)	(17,410)	(3,986)	(22.9)%	(4.7)%	(5.5)%
Total operating income (loss)	$48,314	$(5,834)	$54,148	928.1%	10.7%	(1.8)%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes restructuring charges of $6.8 million for the six months ended June 30, 2021.
3 Includes restructuring reversals of $0.1 million for the six months ended June 30, 2021. Includes goodwill impairment charges of $24.5 million for the six months ended June 30, 2020.
4 Includes restructuring reversal of $0.1 million for the six months ended June 30, 2021. Includes goodwill impairment charges of $8.5 million for the six months ended June 30, 2020.
5 Includes restructuring charges of $0.6 million for the six months ended June 30, 2021.
6 Includes restructuring reversals of $0.1 million for the six months ended June 30, 2021.

Heidrick & Struggles International, Inc.
Reconciliation of Operating Income (Loss) and Adjusted Operating Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue before reimbursements (net revenue)	$259,981	$145,603	$453,637	$317,084

Operating income (loss)	28,706	(23,986)	48,314	(5,834)

Adjustments
Impairment charges[1]	—	32,970	—	32,970
Restructuring charges[2]	3,193	—	7,054	—
Total adjustments	3,193	32,970	7,054	32,970

Adjusted operating income	$31,899	$8,984	$55,368	$27,136

Operating margin	11.0%	(16.5)%	10.7%	(1.8)%
Adjusted operating margin	12.3%	6.2%	12.2%	8.6%

1 The Company incurred goodwill impairment charges of approximately $33.0 million in the Europe and Asia Pacific operating segments for the three and six months ended June 30, 2020.
2 The Company incurred restructuring charges of approximately $3.2 million and $7.1 million across all operating segments for the three and six months ended June 30, 2021, respectively.

Heidrick & Struggles International, Inc.
Reconciliation of Net Income (Loss) and Adjusted Net Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months June 30,
	2021	2020	2021	2021
Net income (loss)	$20,765	$(25,733)	$35,597	$(17,067)

Adjustments
Impairment charges, net of tax[1]	—	32,970	—	32,970
Restructuring charges, net of tax[2]	2,142	—	4,717	—
Total adjustments	2,142	32,970	4,717	32,970

Adjusted net income	$22,907	$7,237	$40,314	$15,903

Weighted-average common shares outstanding
Basic	19,510	19,298	19,449	19,245
Diluted	20,115	19,558	20,197	19,722

Earnings (loss) per common share
Basic	$1.06	$(1.33)	$1.83	$(0.89)
Diluted	$1.03	$(1.33)	$1.76	$(0.89)

Adjusted earnings per common share
Basic	$1.17	$0.38	$2.07	$0.83
Diluted	$1.14	$0.37	$2.00	$0.81

1 The Company incurred goodwill impairment charges of approximately $33.0 million in the Europe and Asia Pacific operating segments for the three and six months ended June 30, 2020.
2 The Company incurred restructuring charges of approximately $3.2 million and $7.1 million across all operating segments for the three and six months ended June 30, 2021, respectively.

Heidrick & Struggles International, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2021	December 31, 2020

Current assets
Cash and cash equivalents	$237,832	$316,473
Marketable securities	—	19,999
Accounts receivable, net	168,504	88,123
Prepaid expenses	25,040	18,956
Other current assets	33,781	23,279
Income taxes recoverable	5,447	5,856
Total current assets	470,604	472,686

Non-current assets
Property and equipment, net	22,682	23,492
Operating lease right-of-use assets	77,840	92,671
Assets designated for retirement and pension plans	14,001	14,425
Investments	35,365	31,369
Other non-current assets	26,706	24,439
Goodwill	137,401	91,643
Other intangible assets, net	10,903	1,129
Deferred income taxes	36,564	35,958
Total non-current assets	361,462	315,126

Total assets	$832,066	$787,812

Current liabilities
Accounts payable	$17,789	$8,799
Accrued salaries and benefits	198,120	217,908
Deferred revenue	41,915	38,050
Operating lease liabilities	27,572	28,984
Other current liabilities	19,042	23,311
Income taxes payable	13,356	1,186
Total current liabilities	317,794	318,238

Non-current liabilities
Accrued salaries and benefits	53,553	56,925
Retirement and pension plans	56,919	53,496
Operating lease liabilities	75,993	86,816
Other non-current liabilities	28,254	4,735
Total non-current liabilities	214,719	201,972

Total liabilities	532,513	520,210

Stockholders’ equity	299,553	267,602

Total liabilities and stockholders’ equity	$832,066	$787,812

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2021	2020
Cash flows - operating activities
Net income (loss)	$20,765	$(25,733)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	5,974	2,130
Deferred income taxes	(644)	270
Stock-based compensation expense	2,861	1,320
Accretion expense related to earnout payments	181	—
Gain on marketable securities	—	(11)
Loss on disposal of property and equipment	94	274
Impairment charges	—	32,970
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	(29,771)	7,643
Accounts payable	1,132	248
Accrued expenses	92,035	17,423
Restructuring accrual	(1,761)	(1,342)
Deferred revenue	1,915	(3,510)
Income taxes recoverable and payable, net	5,696	2,673
Retirement and pension plan assets and liabilities	201	(758)
Prepaid expenses	1,912	2,025
Other assets and liabilities, net	(10,362)	5,213
Net cash provided by operating activities	90,228	40,835

Cash flows - investing activities
Acquisition of business, net of cash acquired	(31,969)	—
Capital expenditures	(1,761)	(2,803)
Purchases of marketable securities and investments	(317)	(69,294)
Proceeds from sales of marketable securities and investments	162	1,072
Net cash used in investing activities	(33,885)	(71,025)

Cash flows - financing activities
Cash dividends paid	(2,993)	(2,995)
Net cash used in financing activities	(2,993)	(2,995)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	427	945

Net increase (decrease) in cash, cash equivalents and restricted cash	53,777	(32,240)
Cash, cash equivalents and restricted cash at beginning of period	184,071	251,000
Cash, cash equivalents and restricted cash at end of period	$237,848	$218,760

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows - operating activities
Net income (loss)	$35,597	$(17,067)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	12,042	4,467
Deferred income taxes	(1,139)	380
Stock-based compensation expense	5,852	3,934
Accretion expense related to earnout payments	181	—
Gain on marketable securities	(1)	(122)
Loss on disposal of property and equipment	115	275
Impairment charges	—	32,970
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	(70,980)	(17,013)
Accounts payable	2,497	2,145
Accrued expenses	(24,292)	(129,842)
Restructuring accrual	(4,663)	(1,480)
Deferred revenue	2,878	(2,673)
Income taxes recoverable and payable, net	12,515	6,755
Retirement and pension plan assets and liabilities	1,436	1,275
Prepaid expenses	(5,982)	(4,541)
Other assets and liabilities, net	(18,399)	(4,228)
Net cash used in operating activities	(52,343)	(124,765)

Cash flows - investing activities
Acquisition of business, net of cash acquired	(31,969)	—
Capital expenditures	(2,706)	(4,556)
Purchases of marketable securities and investments	(1,671)	(71,419)
Proceeds from sales of marketable securities and investments	20,315	62,467
Net cash used in investing activities	(16,031)	(13,508)

Cash flows - financing activities
Proceeds from line of credit	—	100,000
Cash dividends paid	(6,065)	(5,997)
Payment of employee tax withholdings on equity transactions	(3,090)	(1,550)
Acquisition earnout payments	—	(2,789)
Net cash (used in) provided by financing activities	(9,155)	89,664

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(1,112)	(4,350)

Net decrease in cash, cash equivalents and restricted cash	(78,641)	(52,959)
Cash, cash equivalents and restricted cash at beginning of period	316,489	271,719
Cash, cash equivalents and restricted cash at end of period	$237,848	$218,760

Heidrick & Struggles International, Inc.
Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue before reimbursements (net revenue)	$259,981	$145,603	$453,637	$317,084

Net income (loss)	20,765	(25,733)	35,597	(17,067)
Interest, net	(35)	339	(117)	(340)
Other, net	(3,033)	(3,076)	(6,115)	1,359
Provision for income taxes	11,009	4,484	18,949	10,214
Operating income (loss)	28,706	(23,986)	48,314	(5,834)

Adjustments
Stock-based compensation expense	2,492	844	5,465	3,446
Depreciation	1,744	1,936	3,537	4,065
Intangible amortization	766	194	1,001	402
Earnout accretion	181	—	181	—
Acquisition contingent consideration	469	462	923	1,020
Restructuring charges	3,193	—	7,054	—
Impairment charges	—	32,970	—	32,970
Total adjustments	8,845	36,406	18,161	41,903

Adjusted EBITDA	$37,551	$12,420	$66,475	$36,069
Adjusted EBITDA margin	14.4%	8.5%	14.7%	11.4%